RIDGEWORTH FUNDS

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each of the undersigned as trustees of RidgeWorth Funds (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, hereby constitutes and appoints Julie Tedesco and Francine S. Hayes, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead, and in the capacity indicated below, to sign any and all Registration Statements and all amendments thereto relating to the offering of the Trust’s shares under the provisions of the Investment Company Act of 1940 and/or the Securities Act of 1933, each such Act as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of the 23rd day of May 2013.

/s/ Jeffrey M. Biggar	/s/ George C. Guynn
Jeffrey M. Biggar, Trustee	George C. Guynn, Trustee

/s/ Sidney E. Harris	/s/ Warren Y. Jobe
Sidney E. Harris, Trustee	Warren Y. Jobe, Trustee

/s/ Connie D. McDaniel	/s/ Tim E. Bentsen
Connie D. McDaniel, Trustee	Tim E. Bentsen, Trustee